UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2022

Ipsidy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40747	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

670 Long Beach Boulevard, Long Beach, New York 11561

(Address of principal executive offices) (zip code)

516-274-8700

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001 per share	AUID	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On March 21, 2022, Ipsidy Inc. (the “Company”) entered into a Facility Agreement with Stephen J. Garchik, who is both a current shareholder of the Company and holds Senior Secured Convertible Notes (“Garchik”), pursuant to which Garchik agreed to provide to the Company a $10.0 million unsecured standby line of credit facility that will rank behind the Senior Secured Convertible Notes and may be drawn down in several tranches, subject to certain conditions described in the Facility Agreement (the “Credit Facility”). Upon request by Garchik and until the full amount due under the Credit Facility is repaid in full, the Company will provide for the nomination of one designee specified in writing by Garchik for appointment to our board of directors and for subsequent election to our board of directors and to recommend such nominee for election to our board of directors. The Company will be entitled to reject any nominee upon reasonable grounds, or the nominee may not be elected by the stockholders, in which case Garchik may nominate another person to be a director.

On April 18, 2022, Joseph Trelin, as Garchik’s designee under the Credit Facility, was appointed as a member of the Board of Directors of the Company. Except as set forth above, there is no understanding or arrangement between Mr. Trelin and any other person pursuant to which Mr. Trelin was selected as a director of the Company.  Mr. Trelin does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Trelin has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

On April 18, 2022, Mr. Trelin entered into a letter agreement with the Company pursuant to which he was appointed as a director of the Company in consideration of (i) an initial equity award having a Black Scholes value on the date of grant of $270,000, subject to annual vesting of one-third of the common shares over three years on the date of each Annual Meeting commencing with the 2022 Annual Meeting and (b) commencing following the Company’s 2023 Annual Meeting, assuming Mr. Trelin is re-elected to office, an annual equity award having a Black Scholes value on the date of grant of $90,000, subject to vesting over twelve months.

Mr. Trelin, age 61, is a senior, creative business and product leader, technologist and entrepreneur. Since June 2021, Mr. Trelin has served in a consultant capacity advising start-ups to mid-size companies on operations, product strategy and growth. From January 2016 to July 2019, Mr. Trelin served as the Chief Platform Officer of Clear Secure Inc. Mr. Trelin served as the VP Product, Digital Products at NBCUniversal, Inc. from January 2015 through January 2016 and in various roles including as Product Management & Technology Business Leader and General Manager for Amazon.com, Inc. from January 2009 to January 2015. Mr. Trelin also previously served as the Vice President, Product Development and IT for Standard and Poor’s. Mr. Trelin received a Masters Equivalent in Computer Science from Hofstra University and a BA in Sociology from the State University of New York Albany.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter Agreement between Joseph Trelin and Ipsidy Inc. dated April 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ipsidy Inc.

Date: April 19, 2022	By:	/s/Stuart P. Stoller
	Name:	Stuart P. Stoller
	Title:	Chief Financial Officer

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